                                                                    EXHIBIT 99.1


              WORLD AIRWAYS ANNOUNCES 2003 SECOND QUARTER RESULTS

            - QUARTERLY NET EARNINGS MORE THAN TRIPLE; REVENUES UP 32% COMPARED TO PRIOR YEAR QUARTER

            -     COMPANY ISSUES GUIDANCE FOR 2003

Peachtree City, GA - August 4, 2003 - World Airways, Inc. (NASDAQ: WLDA) today announced financial results for the quarter and six months ended June 30, 2003.

FINANCIAL RESULTS

SECOND QUARTER  2003

Revenues for the quarter ended June 30, 2003, increased 32% to $116.6 million from $88.4 million in the second quarter of 2002. Despite a reduction in military passenger revenue associated with the U.S. Air Force's Air Mobility Command, the Company reported significant growth in both military cargo business and commercial cargo full service flying. Total block hours increased 30.4%, to 10,882 in the second quarter of 2003 compared to 8,347 in the same period of last year.

Net earnings for the 2003 second quarter were $6.4 million, or $0.58 per basic share and $0.44 per diluted share, compared to net earnings of $2.0 million, or $0.18 per basic and diluted share, for the same quarter of 2002. Per share results were computed on the basis of 11.1 and 16.5 million weighted average shares outstanding for the second quarter of 2003, and 10.9 and 15.9 million weighted average shares for the same quarter of 2002, respectively.

Operating expenses increased 27.5% to $108.8 million for the second quarter of 2003 from $85.3 million in the second quarter of 2002. The most significant changes were increases of $9.0 million for flight operations, $8.0 million for maintenance expenses, $5.4 million for fuel, and $1.4 million for sales, general and administrative expenses.

The increase in flight operations expense was largely the result of higher pilot wages and simulator training, travel costs for both pilots and flight attendants, communication and landing costs, as well as ground handling fees. The majority of these higher flight expenses were directly attributable to the increased military and full-service cargo flying in the second quarter of 2003. Flight operations also included an accrual for estimated contractual profit sharing payments to flight employees for 2003.

The higher maintenance expenses were primarily due to an increase in engine overhauls, component repairs, and maintenance reserve payments to aircraft lessors based on aircraft usage. In addition, the timing of scheduled heavy maintenance caused an increase in materials expense. Two other contributing factors were the delivery in late 2002 and early 2003 of two additional aircraft, as well as the overall increase in flying in the second quarter of 2003.
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The increase in fuel costs reflects additional consumption associated with the increase in full-service flying. In the second quarter of 2003, the Company's contracts with its customers covered approximately 96% of the fuel purchased, which limits the Company's exposure to increased fuel costs.

The increase in sales, general and administrative expenses is primarily due to an accrual for estimated profit sharing payments to administrative employees for 2003 and additional loss accrual for the former office space in Herndon, Virginia, in connection with adjusting the Company's liability at June 30, 2003.

FIRST SIX MONTHS OF 2003

For the first six months of 2003, revenues were $240.3 million compared to $176.4 million for the same period in 2002--a 36% increase. Net earnings were $13.0 million, or $1.17 per basic share and $0.91 per diluted share for the first six months of this year, versus net earnings of $6.9 million, or $0.64 per basic and $0.55 per diluted share, for the same period of last year. Per share results were computed on the basis of 11.1 and 16.0 million weighted average shares outstanding for the first six months of 2003, and 10.9 and 15.6 million weighted average shares for the same period of the prior year, respectively.

The Company ended the second quarter of 2003 with cash and cash equivalents of $14.7 million compared to $21.5 million at the end of 2002.

MANAGEMENT OVERVIEW OF OPERATIONS

According to Hollis Harris, chairman and CEO, "This was an excellent quarter by a number of measures. Both our top- and bottom-line performance showed strong improvement, with revenues continuing to diversify and cost controls continuing to pay off. With our offer to exchange our existing convertible debentures for new convertible debentures, we are taking the necessary steps to attempt to attain the $27 million federal loan guarantee. Our work with the National Mediation Board and the flight attendants has recently culminated in a tentative agreement."

He added, "We have renewed several significant contracts and added others, including a $102 million passenger contract for flights from Virginia to Afghanistan to support the reconstruction program. Our business prospects are strong."

GUIDANCE

For 2003, the Company expects to generate revenues between $440 million and $460 million, and operating income in the range of $15 to $20 million. The Company expects to achieve profitability on a net basis for a second consecutive year.

                            INVESTOR CONFERENCE CALL
                          AUGUST 4, 2003, AT 4 P.M. EDT
                               PHONE: 888-209-3914

A conference call for investors will be held at 4 p.m. EDT on Monday, August 4, 2003. Investors who wish to participate should call 888-209-3914 prior to the 4 p.m. start time. The call will be available for replay from 6 p.m. EDT on Monday, August 4, to 6 p.m. EDT on Wednesday, August 6. The replay number is 800-633-8284 and the reservation number is 21155993.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldair.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

                               WORLD AIRWAYS, INC.
                            STATEMENTS OF OPERATIONS
                   THREE MONTHS AND SIX MONTHS ENDED JUNE 30,
                (IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
                                   (UNAUDITED)

                                                  THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                            ---------------------------------------  -----------------------------------------
                                                             BETTER (WORSE)                         BETTER (WORSE)
                                                             --------------                         --------------
                                              2003       2002       DIFF        %      2003         2002       DIFF       %
                                           ----------  ---------  ---------  ------  ----------  ----------  ---------  ------
OPERATING REVENUES
     FLIGHT OPERATIONS                     $ 116,014   $ 87,928   $ 28,086    31.9%  $ 239,291   $ 175,544   $ 63,747    36.3%
     ALL OTHER                                   617        471        146    31.0%        983         894         89    10.0%
                                           ---------   --------   --------           ---------   ---------   --------
        TOTAL OPERATING REVENUE              116,631     88,399     28,232    31.9%    240,274     176,438     63,836    36.2%
OPERATING EXPENSES
     FLIGHT                                   35,541     26,551     (8,990)  -33.9%     69,973      51,774    (18,199)  -35.2%
     MAINTENANCE                              19,463     11,480     (7,983)  -69.5%     42,683      21,769    (20,914)  -96.1%
     AIRCRAFT COSTS                           20,852     20,885         33     0.2%     42,748      42,051       (697)  -1.7%
     FUEL                                     18,624     13,188     (5,436)  -41.2%     39,985      25,365    (14,620)  -57.6%
     FLIGHT OPERATIONS SUBCONTRACTED TO
       OTHER CARRIERS                            133        227         94    41.4%        225         736        511    69.4%
     COMMISSIONS                               3,889      4,175        286     6.9%      8,548       8,258       (290)  -3.5%
     DEPRECIATION & AMORTIZATION               1,309      1,185       (124)  -10.5%      2,781       2,374       (407)  -17.1%
     SALES, GENERAL & ADMINISTRATIVE           9,000      7,628     (1,372)  -18.0%     17,848      14,779     (3,069)  -20.8%
                                           ---------   --------   --------           ---------   ---------   --------
        TOTAL OPERATING EXPENSES             108,811     85,319    (23,492)  -27.5%    224,791     167,106    (57,685)  -34.5%

OPERATING INCOME                               7,820      3,080      4,740   153.9%     15,483       9,332      6,151    65.9%

OTHER INCOME (EXPENSE)
     INTEREST EXPENSE                         (1,168)    (1,165)        (3)  -0.3%      (2,402)     (2,342)       (60)  -2.6%
     INTEREST INCOME                              93        141        (48)  -34.0%        190         276        (86)  -31.2%
     OTHER, NET                                 (102)       (36)       (66)  -183.3%       (13)       (318)       305    95.9%
                                           ---------   --------   --------           ---------   ---------   --------
        TOTAL OTHER, NET                      (1,177)    (1,060)      (117)  -11.0%     (2,225)     (2,384)       159     6.7%
                                           ---------   --------   --------           ---------   ---------   --------

EARNINGS BEFORE INCOME TAX                     6,643      2,020      4,623   228.9%     13,258       6,948      6,310    90.8%
                                           ---------   --------   --------           ---------   ---------   --------
INCOME TAX                                       250         --       (250)   N.M.         250          --       (250)   N.M.
NET EARNINGS                               $   6,393   $  2,020   $  4,373   216.5%     13,008       6,948   $  6,060    87.2%
                                           =========   ========   ========           =========   =========   ========
BASIC EARNINGS PER SHARE:
     NET EARNINGS                          $    0.58   $   0.18   $   0.40   222.2%  $    1.17   $    0.64   $   0.53    82.8%
                                           =========   ========   ========           =========   =========   ========
     WEIGHTED AVERAGE SHARES OUTSTANDING      11,109     10,926        183     1.7%     11,093      10,922        171     1.6%

DILUTED EARNINGS PER SHARE:
     NET EARNINGS                          $    0.44   $   0.18   $   0.26   144.4%  $    0.91   $    0.55   $   0.36    65.5%
                                           =========   ========   ========           =========   =========   ========
     WEIGHTED AVERAGE SHARES OUTSTANDING      16,472     15,858        614     3.9%     15,995      15,602        393     2.5%

REVENUE BLOCK HOURS                           10,882      8,347      2,535    30.4%     22,938      17,048      5,890    34.5%

                          SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                     June 30,              December 31,
                                       2003                    2002
                                   (unaudited)
                                  ---------------         ----------------
CASH AND CASH EQUIVALENTS            $ 14,749                $ 21,504
TOTAL ASSETS                          124,382                 117,262
TOTAL LIABILITIES                     140,058                 146,129
TOTAL STOCKHOLDERS' DEFICIENCY        (15,676)                (28,867)

N.M.    NOT MEANINGFUL